EXHIBIT 12

[QUARLES & BRADY LLP LETTERHEAD]

February __, 2007

Board of Trustees Schwartz Investment Trust 3707 West Maple Road Suite 100 Bloomfield Hills, MI 48301	Board of Directors The Catholic Funds, Inc. 1100 West Wells Street Milwaukee, Wisconsin 53233

Re:	Agreement and Plan of Reorganization - Federal Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to The Catholic Funds, Inc. ("CFI"), a Maryland corporation, in connection with the proposed transfer of substantially all of the assets of CFI's single series, known as the Catholic Equity Fund (the "Catholic Equity Fund"), to the Ave Maria Rising Dividend Fund (the "Ave Maria Fund"), a series of Schwartz Investment Trust ("Schwartz Investment Trust"), solely in exchange for shares of beneficial interest of the Ave Maria Fund (the "Ave Maria Fund Shares") to be distributed to the Catholic Equity Fund shareholders in liquidation of the Catholic Equity Fund. The transactions will occur pursuant to the Agreement and Plan of Reorganization (the "Agreement"), dated as of January __, 2007, executed by CFI on behalf of the Catholic Equity Fund and by Schwartz Investment Trust on behalf of the Ave Maria Fund. The Agreement is attached as Appendix A to the Proxy Statement/Prospectus included in the Registration Statement on Form N-14 under the Securities Act of 1933 (the "Registration Statement"), as filed by Ave Maria Trust with the Securities and Exchange Commission. This opinion is rendered pursuant to Sections __ and __ of the Agreement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

In rendering our opinion, we have examined the Registration Statement and the Agreement and have, with your permission, relied upon, and assumed as correct, (i) the factual information contained in the Registration Statement; (ii) the representations and covenants contained in the Agreement; (iii) the Acquiring Portfolio Tax Representation Certificate and the Acquired Portfolio Tax Representation Certificate attached hereto; and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

Schwartz Investment Trust
Catholic Funds, Inc.
Page __
February __, 2007

On the basis of the information, representations and covenants contained in the foregoing materials and assuming the Reorganization is consummated in the manner described in the Agreement and the Proxy Statement/Prospectus included in the Registration Statement, we are of the opinion that:

1. The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Catholic Equity Fund and the Ave Maria Fund will each be a "party to" the Reorganization within the meaning of Section 368(b) of the Code;

2. No gain or loss will be recognized by the Catholic Equity Fund upon the transfer of substantially all of its assets to the Ave Maria Fund in exchange solely for the Ave Maria Fund Shares and the assumption by the Ave Maria Fund of the Catholic Equity Fund Liabilities;

3. No gain or loss will be recognized by the Catholic Equity Fund on the distribution to the Catholic Equity Fund Shareholders of the Ave Maria Fund Shares received by the Catholic Equity Fund in the Reorganization;

4. No gain or loss will be recognized by the Catholic Equity Fund Shareholders upon the liquidation of the Catholic Equity Fund and the related surrender of their shares of the Catholic Equity Fund in exchange for the Ave Maria Fund Shares;

5. The basis of the Ave Maria Fund Shares received by each Catholic Equity Fund Shareholder in connection with the Reorganization will be the same as the Catholic Equity Fund Shareholder's basis in his or her Catholic Equity Fund Shares immediately prior to the Reorganization;

6.  The holding period of the Ave Maria Fund Shares received by each Catholic Equity Fund Shareholder in connection with the Reorganization will include such Catholic Equity Fund Shareholder's holding period of his or her Catholic Equity Fund Shares held immediately prior to the Reorganization, provided that such Catholic Equity Fund Shares were held by such Catholic Equity Fund Shareholder as a capital asset as of the Effective Time;

7. The discussion in the Proxy Statement/Prospectus under the captions "Synopsis - Federal Tax Consequences and "Approval of the Plan and Reorganization - Federal Tax Considerations," to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects.

This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions.

Schwartz Investment Trust
Catholic Funds, Inc.
Page __
February __, 2007

This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by Schwartz Investment Trust, the Ave Maria Fund, CFI or the Catholic Equity Fund contrary to such representations might adversely affect the conclusions stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the captions "Summary - Federal Tax Consequences" and "Approval of the Agreement and Reorganization - Federal Tax Considerations" in the Proxy Statement/Prospectus included in the Registration Statement.

Very truly yours,

DRAFT

QUARLES & BRADY LLP